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                     July 16, 2020

       Enrique N. Mayor-Mora
       Senior Vice President and Chief Financial Officer
       Carmax, Inc.
       12800 Tuckahoe Creek Parkway
       Richmond, Virginia 23238

                                                        Re: Carmax, Inc.
                                                            Form 10-K for the
Year Ended February 29, 2020
                                                            Filed April 21,
2020
                                                            File No. 001-31420

       Dear Mr. Mayor-Mora:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services